Exhibit 99.1

Noranda Aluminum Holding Corporation Reports Fourth Quarter 2008 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--February 19, 2009--Noranda Aluminum Holding Corporation (“Noranda”, or the “Company”) announced financial results for the fourth quarter of 2008.

Important metrics and events for the quarter include:

  For the fourth quarter revenues were $261.5 million, operating loss was $64.6 million and net loss was $72.3 million. For the year revenues were $1,266.4 million, operating income was $44.4 million and net loss was $74.1 million.
  Operating activities used $46.2 million of cash flow in the fourth quarter, including $35.1 million for interest payments, $18.3 million for tax payments and $26.3 million in advance payment of January obligations for raw materials. Operating activities provided $65.5 million of cash flow for the year.
  Adjusted EBITDA was $9.3 million for the fourth quarter and $234.9 million for the year. Fourth quarter EBITDA included an unfavorable metal cost to market adjustment of $14.9 million.
  The New Madrid smelter produced a plant-record 65.6 kmt of metal during the fourth quarter, bringing total metal production to a plant-record of 260.8 kmt for the year.
  As part of its CORE productivity program, the Company announced in December 2008 and subsequently implemented a company-wide workforce and business process restructuring designed to achieve annual labor cost savings totaling $23.0 million beginning in 2009. In connection with these actions, the Company recorded a $9.1 million pre-tax charge during fourth quarter 2008.
  Cash and available borrowings totaled $202.7 million at December 31, 2008.

“The global economic crisis has placed tremendous pressure on aluminum prices in the last six months. Conditions in the end markets that we service weakened further in the fourth quarter, particularly in the housing and automotive markets. In addition to the unusually difficult market fundamentals for the aluminum industry, on January 28, 2008, a major ice storm caused a power outage at our New Madrid smelter that damaged approximately 75% of our capacity. Despite these significant challenges, we continue to implement our strategic plan and service our customers. Our immediate priorities are clear: restore the production capability at New Madrid, take care of our customers, drive CORE productivity to reduce costs and continue strict cash management,” said Layle K. “Kip” Smith, the Company’s President and Chief Executive Officer. “We continue to assess the impact that the New Madrid power outage has had on our operations and to work with our insurance carrier to quantify our claim. Initial indications are that full production capacity could be returned during the second half of 2009. In the interim, we expect to service our customer base with minimal interruptions.”

Fourth Quarter Results

Consolidated sales in fourth quarter 2008 were $261.5 million, down 12.6% from $299.2 million in fourth quarter 2007. Fourth quarter 2008 upstream revenue of $137.9 million declined 9.4% from fourth quarter 2007 upstream revenue of $152.2 million, driven primarily by the historic quarterly decline in the LME aluminum price of approximately 40%.

For fourth quarter 2008, the upstream average Midwest transaction price (the “MWTP”) declined to $0.86 per pound compared to $1.14 per pound in fourth quarter 2007, primarily reflecting the decline in LME prices during the period from September to November. LME prices ended the year at $0.65 per pound and have declined further to $0.59 per pound as of February 18, 2009. In the downstream business, fourth quarter 2008 revenue of $123.6 million was down 15.9% from revenue of $147.0 million in the fourth quarter of 2007, primarily due to lower volume in 2008 and discounted metal sales in 2007. Fourth quarter 2008 downstream volume of 72.8 million pounds was 12.0% below fourth quarter in the prior year.

Total upstream metal shipments for the fourth quarter of 2008 were 154.2 million pounds, up 18.9 million pounds from the 135.3 million pounds shipped during the fourth quarter last year. External shipments in fourth quarter 2008 totaled 135.0 million pounds. While this amount represented a 12.7 million pound increase over fourth quarter 2007 volumes, the unfavorable mix between value-added products and commodity grade sow negatively impacted upstream sales. Shipments of value-added products decreased to 73.4 million pounds in fourth quarter 2008 compared to 105.6 million pounds in fourth quarter 2007, while commodity grade sow shipments increased to 61.5 million pounds in fourth quarter 2008 compared to 16.7 million in fourth quarter 2007. The decrease in value-added shipments is due to continued decline in demand in our end markets, particularly as seen in the housing and construction industry. Intersegment shipments were 19.2 million pounds in fourth quarter 2008 compared to 13.0 million in fourth quarter 2007, a lower level of quarter-over-quarter increase than in earlier 2008 quarters because of the Company’s efforts to manage inventory levels in the downstream business. The Company’s integrated operations continued to provide it the flexibility to shift a portion of upstream production to the downstream business and reduce the Company’s overall external purchase commitments and to better manage working capital.

In fourth quarter 2008 the Company reported a $64.6 million operating loss compared to $17.6 million in operating income for fourth quarter 2007. Lower aluminum prices, primarily in the upstream business contributed to $34.3 million of the operating income decrease. In the downstream business, metal margin reflects the impact of falling LME prices on inventory, and was responsible for $6.9 million of the unfavorable change in the operating income. Higher raw material costs, primarily alumina purchased from the Company’s joint venture in Gramercy, had an $8.9 million unfavorable impact on operating income compared to fourth quarter 2007. Fourth quarter 2008 operating income also reflects a $25.5 million downstream business goodwill impairment write down and a $9.1 million charge for termination benefits resulting from the company-wide workforce and business process restructuring announced on December 4, 2008.

Fourth quarter 2008 upstream operating loss was $29.6 million compared to an operating profit of $14.5 million in fourth quarter 2007, driven primarily by the dramatic decline in LME prices. Downstream operating loss during fourth quarter 2008 was $35.0 million versus operating income of $3.1 million in the prior year due in part to the $25.5 million goodwill impairment.

During fourth quarter 2008, the cost of alumina purchased from the Company’s joint venture in Gramercy exceeded the cost of alumina available from other sources. The Company continues to evaluate options to reduce the purchase cost of alumina, including evaluating with its joint-venture partner curtailment of Gramercy’s operations. In addition, pursuant to the agreements governing the joint ventures, the Company is currently in a period of renegotiation with its joint-venture partner concerning the future of the joint ventures after December 31, 2010.

The Company reported a $72.3 million net loss in fourth quarter 2008 compared to $1.5 million of net income in fourth quarter 2007. The Company reported a pre-tax loss of $103.1 million in fourth quarter 2008 against pre-tax income of $2.4 million in fourth quarter 2007, driven by an $82.2 million decrease in operating income, a $2.6 million decrease in interest expense reflecting lower interest rates, and a $26.0 million increase in losses from derivative instruments and hedging activities. The Company’s effective tax rate was 29.8% in fourth quarter 2008 compared to 37.7% in fourth quarter 2007, primarily reflecting the non-deductible goodwill impairment loss.

Year-to-Date Results

For 2008, sales were $1,266.4 million, down 9.2% from sales of $1,395.1 million in 2007. In the upstream business, sales decreased 5.5% to $660.7 million in 2008 from $698.9 million in 2007. $24.0 million of the decrease in sales resulted from a decrease in external shipment volumes year-over-year, with the remaining due to a decrease in the average MWTP. In the downstream business, sales decreased 13.0% to $605.7 million in 2008 compared to $696.2 million in 2007, which included $51.4 million in brokered metal sales. There were no brokered metal sales in 2008. The $44.2 million negative impact from lower volumes as a result of the continued decline in demand in end markets such as building and construction offset a slight increase in average fabrication premiums associated with an increase in light-gauge product sales.

Total upstream metal shipments for the twelve months of 2008 were 589.9 million pounds, up 35.3 million pounds from the 554.6 million pounds shipped during the twelve months of last year. Of the total amount shipped in 2008, 509.5 million pounds were shipped to external customers, while the remaining 80.4 million pounds were intersegment shipments to the downstream business. External shipments were down 13.9 million pounds as a result of a decline in demand for value-added products, particularly as seen in the housing and construction end markets. This decline was more than offset by a 49.2 million pound increase in shipments to the downstream operation.

Operating income in 2008 was $44.4 million compared to $147.1 million for 2007. $34.6 million of the operating income decrease was attributable to the fourth quarter impairment write down and a one-time charge for termination benefits. Higher 2008 raw material and conversion costs, including $17.6 million in higher natural gas costs, had a $35.9 million unfavorable impact on 2008 operating income. An $18.1 million unfavorable impact from lower aluminum prices more than offset an $11.8 million favorable impact from product mix and volume. The remaining decrease was primarily due to higher selling, general and administrative expenses associated with operating for a full year as a stand-alone company, including higher consulting and other professional fees and costs incurred in the Company’s debt registration process.

The Company reported a $74.1 million net loss in 2008 compared to $22.5 million of net income in 2007. The Company reported a pre-tax loss of $107.0 million in 2008 against pre-tax income of $41.2 million in 2007, driven by a $102.7 million decrease in operating income, a $15.8 million increase in interest expense reflective of the full year of borrowing costs from the Apollo acquisition, and a $25.8 million increase in losses from derivative instruments and hedging activities. The Company’s effective tax rate was 30.8% in 2008 compared to 45.6% in 2007, reflecting a full year as a stand-alone entity and the non-deductible goodwill impairment loss in 2008.

Recovery Status for New Madrid Smelter

During the week of January 26, 2009, power supply to Noranda’s New Madrid smelter was interrupted numerous times because of a severe ice storm in Southeastern Missouri. Although Noranda had full capability to continue full production throughout the storm, its electricity providers’ inability to return power to the smelter in a timely fashion caused a loss of 75% of the smelter capacity. Noranda continues to assess the damage. The smelting production facility is being cleaned-out, inspected, and restarted. To date, approximately five percent of the lost capacity has been restored. Based on the Company’s current assessment, Noranda expects that the smelter could return to full production during the second half of 2009 with partial capacity phased in during the intervening months.

Because of the desire to restart production as quickly as possible and the need for Noranda’s skilled, dedicated workforce during the repair and restart process, Noranda expects to retain as many jobs as possible with a goal of maintaining all jobs throughout the restart process. Noranda has notified its insurance carrier and is diligently working through the claim process. The Company has received $3.2 million in pre-funding from its insurance carrier and has a request for an additional $1.5 million pending. The Company holds pot line freeze insurance covering up to $77 million of losses, including costs of restoration and restarting pot lines. The Company believes that insurance will cover a substantial portion, if not all, of the cost of restoring capacity; however, there can be no assurance that the full amount of the claim submitted by Noranda will be reimbursed.

“Noranda is especially proud of the commitment and capability of its workforce,” said Kip Smith. “Through their efforts no safety incidents were recorded during periods of extensive overtime as they worked successfully to minimize damage and to save the remaining 25% of Noranda’s smelter capacity.”

In addition, with the current available capacity and re-melt capability within the facility, Noranda expects to service its customer base with minimal interruptions. The New Madrid power outage and temporary lost capacity will have no impact on the ability to serve customers for the downstream foil operations in Huntingdon, Tennessee, Salisbury, North Carolina, and Newport, Arkansas.

Liquidity

The Company’s operating activities used $46.2 million of cash flow during the fourth quarter, including $35.1 million for interest payments, $18.3 million for tax payments, and $26.3 million for advance payment of January obligations for raw materials and power. Cash and available borrowings totaled $202.7 million at December 31, 2008, and $206.3 million at January 31, 2009. The Company reported Adjusted EBITDA of $9.3 million in the fourth quarter of 2008, compared to $62.6 million in the comparable quarter of 2007, driven primarily by lower aluminum prices and higher raw material costs which offset the impact of slightly higher volumes. For the year ended December 31, 2008, Adjusted EBITDA was $234.9 million compared to $309.3 million reported for the same period last year. $0.5 million of the $9.1 million charge for termination benefits was paid prior to December 31, 2008, with the substantial portion of the remainder paid in January 2009.

At December 31, 2008, the Company had remaining borrowing capacity of $18.0 million under the revolving portion of its senior secured credit facility. Management believes cash flows from operating activities, together with cash and cash equivalents, will be sufficient to meet the Company’s short-term liquidity needs including costs to restore the New Madrid facility to full capacity. Cash flows from operating activities are also supported by favorable aluminum sale price hedge positions. As part of a hedging strategy for approximately 50% of forecasted shipments through December 2012, the Company had outstanding fixed price aluminum sale swap contracts to hedge aluminum shipments totaling approximately 289 million pounds in 2009 at an average price of $1.09 per/lb of primary aluminum. Subsequent to December 31, 2008, we entered into fixed price aluminum purchase swaps covering approximately 380 million pounds of aluminum purchases in 2010, 2011 and 2012 at an average price of approximately $0.75 per pound.

In November 2008, the Company made a permitted election under the indentures governing its $220 million Senior Floating Rate Notes due 2014 and its $510 million Senior Floating Rate Notes due 2015, to pay all interest due on May 15, 2009 under those Notes entirely in kind.

“While we continue to manage through the difficulties of the current market, we expect that the hedging structures that we have in place, our liquidity and our dedicated work force will continue to provide support to our business objectives,” said Kip Smith. “We expect that the $202.7 million of cash and available borrowings will be sufficient to allow us to meet our obligations throughout 2009, including the costs to return our New Madrid smelter to full production capacity without depending upon the timing of insurance proceeds.”

Total debt at the end of the fourth quarter of 2008 was $1.3 billion. At December 31, 2008, the Company’s Adjusted EBITDA to fixed charge ratio was 2.5x to 1 at the Noranda Aluminum Holding Corporation and all of its subsidiaries level and 3.2x to 1 at the Noranda Aluminum Acquisition Corporation (“AcquisitionCo”) level, while AcquisitionCo’s net debt to Adjusted EBITDA ratio for its senior secured credit facilities was 1.9x to 1. The Company has no maintenance covenants on any borrowings and was in compliance with all restrictive covenants at December 31, 2008.

Changes in Board of Directors

Noranda also announced today that Joshua Harris has resigned from Noranda’s Board of Directors effective immediately.

“The Board of Directors expresses its appreciation and gratitude to Mr. Harris for his support and service to Noranda,” said Kip Smith.

NORANDA ALUMINUM HOLDING CORPORATION CONSOLIDATED BALANCE SHEETS (dollars expressed in thousands, except share information)

	December 31, 2007	December 31, 2008
	$	$
ASSETS
Current assets:
Cash and cash equivalents	75,630	184,716
Accounts receivable, net	97,169	74,472
Inventories	180,250	139,019
Derivative assets	21,163	81,717
Tax receivable	8,072	13,125
Other current assets	5,101	3,367
Total current assets	387,385	496,416

Investments in affiliates	198,874	205,657
Property, plant and equipment, net	657,811	599,623
Goodwill	256,122	242,776
Other intangible assets, net	70,136	66,367
Long-term derivative assets	─	255,816
Other assets	80,216	69,516
Total assets	1,650,544	1,936,171

LIABILITIES AND SHAREHOLDERS’ (DEFICIENCY) EQUITY
Current liabilities:
Accounts payable
Trade	32,505	34,816
Affiliates	27,571	34,250
Accrued liabilities	31,742	32,453
Accrued interest	12,182	2,021
Derivative liability	5,077	─
Deferred revenue	14,181	287
Deferred tax liabilities	22,355	24,277
Current portion of long-term debt due to third party	30,300	32,300
Total current liabilities	175,913	160,404

Long-term debt	1,121,372	1,314,308
Long-term derivative liabilities	65,998	─
Pension and OPEB liabilities	46,186	120,859
Other long-term liabilities	29,730	39,582
Deferred tax liabilities	211,421	262,383
Common stock subject to redemption (100,000 shares at December 31, 2008)	─	2,000
Shareholders’ (deficiency) equity:
Common stock (100,000,000 shares authorized; $0.01 par value; 21,610,298 shares issued and outstanding at December 31, 2007; 21,749,548 shares issued and 21,740,548 outstanding at December 31, 2008, , including 100,000 shares subject to redemption at December 31, 2008)	216	217
Capital in excess of par value	11,767	14,383
Accumulated deficit	—	(176,280)
Accumulated other comprehensive (loss) income	(12,059)	198,315
Total shareholders’ (deficiency) equity	(76)	36,635
Total liabilities and shareholders’ (deficiency) equity	1,650,544	1,936,171
NORANDA ALUMINUM HOLDING CORPORATION CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA (dollars expressed in thousands, except share information)
(in millions)	Predecessor(1)	Successor(1)
	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	For the year ended December 31, 2008
	$	$	$
Statement of Operations Data:
Sales	527,666	867,390	1,266,427
Operating costs and expenses
Cost of sales	424,505	768,010	1,122,676
Selling, general and administrative expenses and other	16,853	39,159	73,831
Goodwill impairment	─	─	25,500
Other recoveries, net	(37)	(454)	─
	441,321	806,715	1,222,007
Operating income	86,345	60,675	44,420
Other expenses (income)
Interest expense (income), net	6,235	67,243	89,154
Loss (gain) on derivative instruments and hedging activities, net	56,467	(12,497)	69,938
Equity in net income of investments in affiliates	(4,269)	(7,375)	(7,702)

Total other expenses	58,433	47,371	151,390
Income (loss) before income tax expense	27,912	13,304	(106,970)
Income tax expense (benefit)	13,655	5,137	(32,913)
Net income (loss)	14,257	8,167	(74,057)

Sales by segment
Upstream	275,157	423,742	660,754
Downstream	252,509	443,648	605,673
Total	527,666	867,390	1,266,427
Operating income
Upstream	78,194	55,826	78,413
Downstream	8,151	4,849	(33,993)
Total	86,345	60,675	44,420

Financial and other data:
Average Midwest transaction price(2)	1.31	1.21	1.21
Net cash cost for primary aluminum (per pound shipped)(3)	0.75	0.75	0.81

Shipments (pounds in millions)
Upstream:
External customers	198.3	325.1	509.5
Intersegment	12.1	19.1	80.4
Total Upstream	210.4	344.2	589.9
Downstream	135.6(4)	236.0(4)	346.1

(1) The financial information for the period from January 1, 2007 to May 17, 2007 includes the results of operations, cash flows for Noranda Aluminum, Inc. prior to the Apollo Acquisition, and is referred to as “Predecessor.” The financial information for the periods from May 18, 2007 to December 31, 2007, and for the year ended December 31, 2008 include the results of operations, cash flows for Noranda Aluminum Holding Corporation, and is referred to as “Successor.”

(2) The price for primary aluminum consists of two components: the price quoted for primary aluminum ingot on the London Metals Exchange (the “LME”) and the Midwest transaction premium, a premium to LME price reflecting domestic market dynamics as well as the cost of shipping and warehousing, the sum of which is known as the Midwest transaction price, (the “MWTP”). As approximately 80% of our value-added products are sold at the prior month’s MWTP, we calculate a “realized” MWTP which reflects the specific pricing of sale transactions in each period.

(3) Unit net cash cost for primary aluminum per pound represents our net cash costs of producing commodity grade aluminum as priced on the LME plus the Midwest premium. We have provided unit net cash cost per pound of aluminum shipped because we believe it provides investors with additional information to measure our operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus our unit net cash costs per pound shipped. Unit net cash cost per pound is positively or negatively impacted by changes in production and sales volumes, natural gas and oil related costs, seasonality in our electrical contract rates, and increases or decreases in other production related costs.

Unit net cash costs is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies in our industry. Unit net cash costs per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. Unit net cash costs per pound shipped has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results under U.S. GAAP.

(4) Excludes shipments related to brokered metal sales representing sales of $8.1 million for the period from January 1, 2007 to May 17, 2007 and $43.2 million for the period from May 18, 2007 to December 31, 2007.

NORANDA ALUMINUM HOLDING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars expressed in thousands)
	Predecessor	Successor
	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year ended December 31, 2008
	$	$	$
OPERATING ACTIVITIES
Net income (loss)	14,257	8,167	(74,057)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,637	69,709	98,300
Non-cash interest	2,200	5,305	6,277
Goodwill impairment	─	─	25,500
Loss (gain) on disposal of property, plant and equipment	(160)	685	5,312
Loss (gain) on derivative instruments and hedging activities	56,467	(12,497)	46,952
Equity in net income of investments in affiliates	(4,269)	(7,375)	(7,703)
Deferred income taxes	(14,828)	(1,856)	(74,606)
Stock option expense	─	3,816	2,376
Changes in other assets	124	(8,477)	7,490
Changes in pension and other long term liabilities	(4,925)	4,312	195
Changes in operating assets and liabilities (net of acquisitions):
Accounts receivable	(8,239)	39,779	22,697
Inventories	(18,069)	43,565	41,231
Other current assets	16,956	1,975	(18,584)
Accounts payable	(13,250)	1,301	8,992
Taxes payable/receivable	13,011	(9,052)	1,462
Accrued liabilities and deferred revenue	(27,743)	21,434	(26,302)
Cash provided by operating activities	41,169	160,791	65,532
INVESTING ACTIVITIES
Capital expenditures	(5,768)	(36,172)	(51,653)
Net (decrease) increase in advances due from parent	10,925	─	─
Proceeds from disposal of equipment	─	─	490
Payments for the Apollo Acquisition, net of cash acquired	─	(1,161,519)	─
Cash (used in) provided by investing activities	5,157	(1,197,691)	(51,163)
FINANCING ACTIVITIES
Proceeds from issuance of shares	─	216,130	2,285
Repurchase of shares	─	─	(45)
Distribution to shareholders	─	(216,130)	(102,223)
Capital contributions from parent	101,256	─	─
Distributions to parent	(25,000)	─	─
Deferred financing costs	─	(39,020)	─
Borrowings on long-term debt	─	1,227,800	225,000
Repayments on long-term debt	(160,000)	(76,250)	(30,300)
Cash (used in) provided by financing activities	(83,744)	1,112,530	94,717
Change in cash and cash equivalents	(37,418)	75,630	109,086
Cash and cash equivalents, beginning of period	40,549	─	75,630
Cash and cash equivalents, end of period	3,131	75,630	184,716

Covenant Compliance

Certain covenants contained in the credit agreement governing our senior secured credit facilities and the indentures governing our notes restrict our ability to take certain actions (including incurring additional secured or unsecured debt, expanding borrowings under existing term loan facilities, paying dividends, engaging in mergers, acquisitions and certain other investments, and retaining proceeds from asset sales) if we are unable to meet defined Adjusted EBITDA to fixed charges and net senior secured debt to Adjusted EBITDA ratios. Further, the interest rates we pay under our senior secured credit facilities are determined in part by the ratio of our net senior secured debt to Adjusted EBITDA. Furthermore, our ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the covenants contained in our credit agreement and indentures, which amounts accumulate with reference to our Adjusted EBITDA on a quarterly basis. With respect to the ratios with which we must comply, Adjusted EBITDA is computed on a trailing four quarter basis and the minimum or maximum amounts generally required by those covenants and our performance against those minimum or maximum levels are summarized below:

	Requirement	Actual
		December 31, 2007	December 31, 2008
HoldCo:
Senior Floating Rate Notes(1)(2)	1.75 to 1.0	2.8 to 1	2.5 to 1
AcquisitionCo:
Senior Floating Rate Notes(1)(2)	2.0 to 1.0	3.7 to 1	3.2 to 1
Senior Secured Credit Facilities(3)(4)	2.75 to 1.0(5)	1.1 to 1	1.9 to 1

(1) Fixed charges are computed as though the related debt was outstanding since the beginning of each twelve month calculation period, with any payments to be given effect as though made at the beginning of the period.

(2) Covenants for the HoldCo notes and AcquisitionCo notes are generally based on a minimum ratio of Adjusted EBITDA to fixed charges; however, certain provisions also require compliance with the net senior secured debt to Adjusted EBITDA ratio.

(3) Covenants for our senior secured credit facilities are generally based on a maximum ratio of net senior secured debt to Adjusted EBITDA; however, certain provisions also require compliance with a net senior debt to Adjusted EBITDA ratio.

(4) The senior secured credit facilities net debt covenant is calculated based on net debt outstanding under that facility. As of December 31, 2007, we had senior secured debt of $423.7 million offset by unrestricted cash and permitted investments of $75.6 million, for net debt of $348.1 million. As of December 31, 2008, we had senior secured debt of $618.5 million offset by unrestricted cash and permitted investments of $184.7 million, for net debt of $433.8 million.

(5) Maximum ratio changes to 3.0 to 1.0 at January 1, 2009.

The following tables reconcile net income to Adjusted EBITDA for the periods presented. All of the following adjustments are in accordance with the credit agreement governing the Company’s senior secured credit facilities and the indentures governing the Company’s notes.

(in millions)	Twelve months ended December 31, 2007	Twelve months ended December 31, 2008	Three months ended December 31, 2007	Three months ended December 31, 2008
	$	$	$	$
Net (loss) income	22.5	(74.1)	1.5	(72.3)
Income taxes	18.8	(32.9)	0.9	(30.8)
Interest expense, net	73.5	89.2	25.5	22.9
Depreciation and amortization	99.2	98.2	27.5	24.2
EBITDA	214.0	80.4	55.4	(56.0)
Joint venture EBITDA adjustments (a)	15.3	13.2	3.4	3.7
LIFO expense (b)	(5.6)	(11.9)	(9.8)	(43.1)
LCM adjustment (c)	14.3	37.0	2.4	44.6
Non-cash derivative gains and losses (d)	54.0	47.0	2.1	10.5
Incremental stand-alone costs (e)	(2.7)	–	–	–
Employee compensation items (f)	10.4	5.4	3.8	1.0
Goodwill impairment	–	25.5	–	25.5
Other items, net (g)	9.6	38.3	5.3	23.1
Adjusted EBITDA	309.3	234.9	62.6	9.3

(a) The upstream business is fully integrated from bauxite mined by St. Ann to alumina produced by Gramercy to primary aluminum metal manufactured by the aluminum smelter in New Madrid, Missouri. Reported Adjusted EBITDA includes 50% of the net income of Gramercy and St. Ann, based on transfer prices that are generally in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates certain components of equity income, such as depreciation and amortization, tax expense, and interest to reflect 50% of the EBITDA of the joint ventures.

(b) Noranda uses the LIFO method of inventory accounting for financial reporting and tax purposes. To achieve better matching of revenues and expenses, particularly in the downstream business where customer LME pricing terms generally correspond to the timing of primary aluminum purchases, this adjustment restates net income to the FIFO method of inventory accounting by eliminating the LIFO expenses related to inventory held at the smelter and downstream facilities. The adjustment also includes non-cash charges relating to inventories that have been revalued at fair value at the date of the Xstrata Acquisition and Apollo Acquisition and recorded in cost of sales during the periods presented resulting from the sales of inventories.

(c) Reflects adjustments to reduce inventory to the lower of cost, adjusted for purchase accounting, to market value.

(d) Noranda uses derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. Noranda does not enter into derivative financial instruments for trading purposes. This adjustment eliminates the non-cash gains and losses (excluding case settlements) resulting from fair market value changes of aluminum swaps.

(e) Reflects (i) the incremental insurance, audit and other administrative costs on a stand-alone basis, net of certain corporate overheads allocated by the former parent that the Company no longer expects to incur on a go-forward basis and (ii) the elimination of income from administrative and treasury services provided to Noranda Aluminum, Inc.’s former parent and its affiliates that are no longer provided.

(f) Represents stock compensation expense, repricing of stock options and bonus payments.

(g) Other items, net, consist primarily of non-recurring consulting fees, sponsor fees, the non-cash portion of pension expense and asset disposals. Additionally, certain business optimization charges related to the downstream business are included in other, net in three months and year ended December 31, 2008.

Forward-looking Statements

This press release contains “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, fluctuating commodity prices and the Company’s ability to return the New Madrid smelter to full capacity. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s SEC filings and its annual report on Form 10-K.

Conference Call Information

Noranda has scheduled a conference call on February 19, 2009, at 10:00 AM EST, to be followed by a question-and-answer period. The call is accessible to the media and general public. To listen to the conference call, dial the appropriate number at least 10 minutes prior to the scheduled start of the call.

U.S. participants: 1-888-562-3356

International participants: 1-973-582-2700

Conference ID #: 85499758

The earnings conference call also will be webcast at http://w.on24.com/clients/norandaaluminum/135290. Plan to begin the registration process at least 15 minutes before the live call is scheduled to start.

A replay of the conference call will be available two hours after the completion of the call on February 19 until midnight EST on February 27, 2009. U.S. listeners should dial 1-800-642-1687. International callers should dial 1-706-645-9291. The Conference ID # for the replay is 85499758.

A replay of the webcast also will be available two hours after the completion of the call on February 19 until midnight EST on February 27, 2009. The replay URL is http://w.on24.com/clients/norandaaluminum/135290.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The Company has two businesses, an upstream and downstream business. The primary metals, or upstream business, produced approximately 261,000 metric tons of primary aluminum in 2008. The rolling mills, or downstream business, are one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P. The information contained in this release is limited and management encourages interested parties to read the Company’s financial reports and other information available on the Company’s website at www.norandaaluminum.com.

CONTACT:
Noranda Aluminum Holding Corporation
Kyle Lorentzen, 615-771-5752
Chief Financial Officer
kyle.lorentzen@noralinc.com